Exhibit 99.1


For Immediate Release                           TTR                    [GRAPHIC]
September 10, 2002                              TECHNOLOGIES, INC.


                   TTR TECHNOLOGIES ANNOUNCES THE RESIGNATIONs
                                OF THE COMPANY'S
                    PRESIDENT AND VP OF BUSINESS DEVELOPMENT


NEW YORK, September 10, 2002 -- TTR TECHNOLOGIES, INC. (Nasdaq NM: TTRE) announced today that Mr. Marc D. Tokayer, President, director and a co-founder of the Company, has resigned from all positions held with the Company and its Israeli subsidiary to pursue other interests.

In addition, Mr. Gershon Tokayer, the Company's Vice President of Business Development and Marc Tokayer's brother, has resigned. Both Marc and Gershon have agreed to serve as consultants for ninety (90) days to assist the Company through the transition period. Daniel C. Stein, Chief Executive Officer, will assume the additional title of President. Business Development will be handled out of TTR's New York offices.

During Marc's tenure at TTR, he guided the Company though the development of copy protection products for the CD-ROM, Audio-CD and DVD arenas.

About TTR Technologies, Inc.

TTR (http://www.ttrtech.com) designs, markets and sells proprietary anti-piracy products. The company has developed and commercialized products for the software and entertainment industries and is expanding its product range and reach through in-house development and joint ventures. In addition to developing SAFEAUDIO(TM), TTR is investing in Digital Rights Management Protection technologies as well as security solutions for the DVD-ROM market. TTR has a joint development and marketing agreement for music CD copy protection with Macrovision Corporation (Nasdaq: MVSN). TTR's shares are listed on the Nasdaq National Market (TTRE).

Forward-Looking Statements

All statements contained herein, as well as oral statements that may be made by the Company or by officers, directors or employees of the Company acting on the Company's behalf, that are not statements of historical fact constitute "forward-looking statements" and are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to be materially different from the historical results or


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TTR Technologies, Inc.
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from any future results expressed or implied by such forward-looking statements.
Such risks and uncertainties are outlined in the Company's Annual Report on Form 10-K for 2001, its Quarterly Reports on Form-10Q, and such other documents as are filed with the Securities and Exchange Commission from time to time. The Company is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

The Company                    Investor Relations          Media
Samuel Brill                   Truc Nguyen                 Stan Froelich
Chief Operating Officer        Stern & Co.                 Stern & Co.
(212) 527-7599                 (212) 888-0044              (212) 888-0044
samb@ttrtech.com               tnguyen@sternco.com         sfroelich@sternco.com